1140 Pearl Street, Boulder, Colorado 80302

Contacts for Incentra Solutions:
Allen & Caron Inc.	Incentra Solutions, Inc.
Jill Bertotti (investors)	Anthony DiPaolo
jill@allencaron.com	Chief Financial Officer
Len Hall (financial media)	adipaolo@incentrasolutions.com
len@allencaron.com	(720) 566-5000
(949) 474-4300

INCENTRA SOLUTIONS REPORTS
2008 SECOND QUARTER, SIX-MONTH RESULTS

Total Quarterly Revenue Up 92% Year-over-Year; Services Revenue Grew 42%; Product Revenue Rose 103%; Fourth Consecutive Quarter of Operating Profit

Boulder, CO, July 31, 2008 – Incentra Solutions, Inc. (OTCBB: ICNS), a provider of complete IT services and solutions to enterprises and managed service providers in North America and Europe, today announced strong year-over-year growth in revenues and operating profit for its second quarter and first six months ended June 30, 2008.

Driven by a 42 percent increase in Services revenue and a 103 percent increase in Product revenue, total revenue in the 2008 second quarter increased 92 percent to $59.2 million, up from $30.8 million in the 2007 second quarter. Services revenue in this year’s second quarter was $7.6 million and Product revenue was $51.6 million, up from $5.4 million and $25.4 million, respectively, in the prior year quarter. Total revenue for this year’s second quarter was up 23 percent sequentially from $48.2 million in the 2008 first quarter.

For the first six months of 2008, total revenue increased 93 percent to $107.5 million from $55.8 million in the year-earlier period. Services revenue for the first six months of 2008 increased 49 percent to $14.7 million and Product revenue grew 102 percent to $92.8 million, up from $9.9 million and $45.9 million, respectively, in the first six months of 2007. The 2008 second quarter and first six months included revenue from the acquisitions of Helio Solutions (Helio) and Sales Strategies, Inc (SSI), which were both completed late in the third quarter of 2007.

Chairman and CEO Thomas P. Sweeney said that Incentra reported its fourth consecutive quarter of operating profit in this year’s second quarter with strong year-over-year increases in both the second quarter and first six months of 2008.

Operating profit in the 2008 second quarter was $1.4 million, up from an operating loss of $0.8 million in last year’s second quarter. For the first six months of 2008, operating profit grew to $1.7 million compared to an operating loss of $1.2 million in the year-earlier period.

“We experienced solid financial and operational gains in virtually every phase of our business during the first half of this year,” Sweeney added. “While product revenue growth is in large part due to acquisitions completed in the second half of 2007, our strong growth in services revenues and the increase in operating profit is a direct result of the operational synergies associated with our ability to deliver a broader technology portfolio and higher margin professional services and managed services.”

Chief Financial Officer Anthony DiPaolo said, “SG&A costs as a percentage of revenue declined as we continued our efforts to fine tune our operations to match our business model. This has had a positive impact on bottom-line results. SG&A costs, excluding non-cash items, were 17.5 percent and 18.2 percent of revenue, respectively, for the second quarter and first six months of 2008, down from 23 percent and 24.8 percent, respectively, in the year-earlier periods.”

Net loss applicable to common shareholders for the 2008 second quarter decreased to $2.3 million, or a loss per share of $0.09, from $3.3 million, or a loss per share of $0.26, for the 2007 second quarter. For the first six months of 2008, net loss applicable to common shareholders decreased to $5.0 million, or a loss per share of $0.19, from $6.3 million, or a loss per share of $0.48, for the prior year period.

Basic and diluted weighted average shares outstanding for the 2008 second quarter and first six months were 26,401,973 and 26,403,550, respectively, compared with 13,075,203 and 13,162,751 in the year-earlier periods. The year-over-year increase in shares principally reflects the issuance of shares associated with the acquisitions of Helio and SSI, and issuance of shares in payment of fees related to the financing of those acquisitions.

President and Chief Operating Officer Shawn O’Grady said, “We continue to demonstrate that our business strategy and revenue model is working. We are closing new and larger deals, delivering a broader range of higher margin products and services through our expanded organization and increasing our base of recurring revenue. In the first six months of the year, we have added more than 130 new customers, taking market share from our competitors and affirming our views that a complete solutions approach is resonating with the mid-tier market.”

Overall gross margin in this year’s second quarter and first six months increased 92 percent and 74 percent, respectively, to $11.3 million and $20.4 million, compared to $5.9 million and $11.7 million, respectively, in the year-earlier periods. Gross margin as a percentage of revenue remained constant at 19.1 percent in the second quarter of 2008 compared to the second quarter of 2007. For the first six months of this year, gross margin as a percentage of revenue was 18.9 percent compared to 21.0 percent for the first six months of last year.

Services gross margin as a percentage of revenue in the second quarter and first six months of 2008 was 30.4 percent and 28.3 percent, respectively, compared to 36.9 percent and 34.5 percent in the prior year periods. Product gross margin percentage in this year’s second quarter and first six months were 17.5 percent and 17.4 percent, respectively, compared to 15.4 percent and 18.1 percent in the respective 2007 periods. The year-over-year decline in Services gross margin percentage is reflective of a higher volume of first call support contracts, which carry a lower margin than other managed services, and an increase in the volume of outside contractors used to deliver professional services engagements.

“While Services gross margin as a percentage of revenue in this year’s second quarter declined when compared to the prior year quarter, the Services gross margin percentage increased substantially from 26.1 percent in the first quarter of 2008 due in large measure to the sale of a broader range of higher margin services across all of our operations,” O’Grady added.

Outlook for 2008:
Exclusive of any acquisitions, Incentra continues to expect 2008 revenue to be between $200 million and $220 million, approximately 35 to 50 percent higher than revenue in 2007, and the Company believes it will be cash flow positive for the year. Excluding funds which may be required under a possible redemption associated with the Company’s Series A Preferred Stock, Incentra believes its combined operating and non-operating cash flows, cash on-hand and working capital facilities are sufficient to support its business operations and growth plans for 2008.

Conference Call Information
As previously announced, management will host a conference call today to be broadcast live on the Internet at 11:30 a.m. (Eastern time). The dial-in number for the call from locations in North America is 1-800-762-8779, and for callers outside North America, the dial-in number for the call is 1-480-629-1990. The conference ID is 3903546. You may also access the live webcast on the Company/Investors section of the Company’s website, www.incentrasolutions.com, under “Conference Call and Webcasts.” Additionally, an archive of the conference call will be available on this site.

About Incentra Solutions, Inc.
Incentra Solutions, Inc. (www.incentrasolutions.com) (OTCBB:ICNS) is a provider of complete IT services and solutions to enterprises and managed service providers in North America and Europe. Incentra’s complete solution includes managed services, professional services, hardware and software products with the Company’s First Call and Enhanced First Call support services, IT outsourcing solutions and financing options.

Incentra Solutions Forward Looking Statements
Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties such as the Company’s inability to accurately forecast its operating results; the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; and other risks associated with the Company’s business. For further information on factors which could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission, including Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

TABLES FOLLOW

Operating Profit Reconciliation

All amounts in (000's)	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Loss from continuing operations before accretion of preferred stock	$(1,598)	$(2,677)	$(3,713)	$(4,968)
Depreciation and amortization	1,330	687	2,184	1,507
Interest expense, net (cash portion)	942	319	1,838	619
Interest expense (non-cash portion)	594	503	1,124	826
Non-cash stock-based compensation	172	384	308	823

Operating profit (loss)[1]	$1,440	$(784)	$1,741	$(1,193)

Operating Profit1 : Earnings before interest, taxes, depreciation, amortization, and before stock-based compensation charges

INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
REVENUES:
Products	$51,608	$25,435	$92,752	$45,917
Services	7,639	5,375	14,720	9,865
TOTAL REVENUE	59,247	30,810	107,472	55,782

COST OF REVENUES:
Products	42,602	21,525	76,567	37,591
Services	5,315	3,393	10,547	6,464
TOTAL COST OF REVENUES	47,917	24,918	87,114	44,055

GROSS MARGIN	11,330	5,892	20,358	11,727

Product - $	9,006	3,910	16,185	8,326
Services - $	2,324	1,982	4,173	3,401

Product - %	17.5%	15.4%	17.4%	18.1%
Services - %	30.4%	36.9%	28.3%	34.5%

SG&A	11,392	7,747	21,109	15,250

LOSS FROM OPERATIONS	(62)	(1,855)	(751)	(3,523)

Interest expense	(1,536)	(822)	(2,962)	(1,445)

NET LOSS	(1,598)	(2,677)	(3,713)	(4,968)

Accretion of convertible redeemable preferred stock to redemption amount	(654)	(654)	(1,308)	(1,308)

NET LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(2,252)	$(3,331)	$(5,021)	$(6,276)

Weighted average number of common shares outstanding - basic and diluted	26,401,973	13,075,203	26,403,550	13,162,751

Basic and diluted net loss per share applicable to common shareholders:
Net loss per share- basic and diluted	$(0.09)	$(0.26)	$(0.19)	$(0.48)

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